Exhibit 99.1

Tenneco Reports First Quarter Results

LAKE FOREST, Ill.--(BUSINESS WIRE)--April 29, 2010--Tenneco Inc. (NYSE: TEN):

  Total OE revenue up 42% year-over-year; global aftermarket revenue up 15%
  Gross margin of 18.5%, up from 14.5% a year ago and 17.4% in fourth quarter 2009
  EPS up at 11-cents per diluted share; includes 6-cents for restructuring costs and 8-cents for tax charges
  Total debt net of cash balances improved $328 million year-over-year

Tenneco Inc. (NYSE: TEN) reported first quarter net income of $7 million, or 11-cents per diluted share, compared with a net loss of $49 million, or $1.05 per diluted share in the first quarter of 2009. Adjusted for the items below, net income was $15 million, or 25-cents per diluted share, versus a net loss of $29 million, or 61-cents per diluted share, a year ago. The tables in this press release reconcile GAAP results to non-GAAP results.

EBIT (earnings before interest, taxes and noncontrolling interests) was $59 million, up from a loss of $13 million in first quarter 2009. Adjusted EBIT was $64 million, versus a loss of $10 million a year ago. The EBIT increase was primarily driven by higher OE production volumes globally and related manufacturing efficiency improvements, an increase in higher-margin aftermarket sales, materials cost management and the positive impact of currency.

EBITDA including noncontrolling interests (EBIT before depreciation and amortization) was $114 million, up from $39 million the prior year. Adjusted EBITDA including noncontrolling interests was $118 million, compared with $41 million in first quarter 2009.

“Globally, we are converting stronger production volumes and year-over-year revenue growth to the bottom-line as we continue to benefit from cost structure changes and ongoing operational improvements,” said Gregg Sherrill, chairman and CEO, Tenneco. We’re also seeing strengthening in our global aftermarket, which provides good balance to our business.”

Adjusted first quarter 2010 and 2009 results:

	Q1 2010				Q1 2009
	EBITDA	EBIT	Net income attributable to Tenneco Inc.	Per Share	EBITDA	EBIT	Net loss attributable to Tenneco Inc.	Per Share
Earnings Measures	$114	$59	$7	$0.11	$39	$(13)	$(49)	$(1.05)

Adjustments (reflects non-GAAP measures):
Restructuring and related expenses	4	5	3	0.06	2	3	2	0.05
Net tax adjustments	-	-	5	0.08	-	-	18	0.39

Non-GAAP earnings measures	$118	$64	$15	$0.25	$41	$(10)	$(29)	$(0.61)

First quarter 2010 adjustments:

  Restructuring and related expenses of $5 million pre-tax, or 6-cents per diluted share;
  Non-cash tax charges of $5 million, or 8-cents per diluted share, primarily related to the impact of not benefiting tax losses in the U.S. and certain foreign jurisdictions.

First quarter 2009 adjustments:

  Restructuring and related expenses of $3 million pre-tax, or 5-cents per diluted share;
  Non-cash tax charges of $18 million, or 39-cents per diluted share, primarily related to the impact of not benefiting tax losses in the U.S. and certain foreign jurisdictions.

REVENUE

First quarter revenue was $1.316 billion, up 36% from $967 million a year ago. Excluding substrate sales and positive currency of $61 million, revenue was $999 million, up 31% from $765 million in first quarter 2009. Revenue increased as a result of higher OE production volumes across all regions and in both product lines, new platform launches, and higher aftermarket sales in North America and South America.

GROSS MARGIN AND SGA&E

First quarter gross margin was 18.5%, up from 14.5% a year ago. The increase was driven by stronger OE production volumes, related manufacturing efficiency improvements and materials cost management. An increase in higher-margin aftermarket sales, which globally were up 15% from a year ago, also contributed to the improvement. Gross margin included $4 million in restructuring costs and first quarter 2009 gross margin included $2 million in restructuring costs. Gross margin also increased from 17.4% in fourth quarter 2009.

SGA&E (selling, general, administrative and engineering) expense in the quarter was $127 million, compared with $99 million a year ago. The increase was due to salaried employee furloughs in the first quarter of 2009; restoring the company’s 401(k) match in North America as of January 1, 2010; and higher year-over-year expense related to performance-based compensation plans for employees at all levels. Tenneco remains disciplined in its engineering spending with expense $6 million higher than a year ago, reflecting timing on engineering cost recoveries as well as planned expenses for upcoming new business launches. Tenneco leveraged higher year-over-year revenues with SGA&E as a percent of sales improving to 9.7% from 10.2% a year ago.

CASH FLOW

Cash flow from operations improved $86 million year-over-year after applying a previously announced 2010 accounting rule change to last year’s cash performance as detailed in the following chart and in the attachments to this press release.

($ millions)
	Three Months Ended March 31,
	2010	2009
Net cash used by operating activities	$(57)	$(81)
Receivables adjustment (Pro forma for accounting change)	-	(62)
Net cash used by operating activities (Pro forma for accounting change)	$(57)	$(143)

DEBT

Tenneco ended the quarter with net debt at $1.146 billion, a $328 million reduction from $1.474 billion a year ago. As a comparison, net debt was down $390 million if the accounting change for accounts receivable securitization programs had been in effect last year as shown below.

($ millions)
	March 31,
	2010	2009
Total Debt	$1,339	$1,587
Cash Balances	193	113
Net Debt	$1,146	$1,474
A/R Secured Borrowings (Pro forma for accounting change)	-	62
Net Debt (Pro forma for accounting change)	$1,146	$1,536

“Generating cash and reducing debt remain top priorities for Tenneco and we made excellent progress this quarter in further strengthening our balance sheet,” said Sherrill. “Our cash performance was driven by improved earnings and efficiently managing all components of working capital in a stronger production environment. Beyond the benefit from our common stock offering in the fourth quarter of 2009, we significantly improved our financial position as a result of this strong cash performance.”

The ratio of net debt to adjusted EBITDA including noncontrolling interests was 2.8x, down significantly from 4.6x at March 31, 2009.

At March 31, 2010, Tenneco’s leverage ratio under its senior credit facility was 2.77, below the maximum level of 5.50. The interest coverage ratio was 3.04, above the minimum of 2.00. This performance would meet the company’s tightest covenant ratios through expiration of the senior credit facility in 2012.

Capital expenditures incurred in the quarter were $27 million, compared with $25 million a year ago. Tenneco continues to efficiently manage capital expenditures to support customer programs and new growth opportunities by redeploying assets and using existing manufacturing capacity to support new business launches.

NORTH AMERICA

  North America OE revenue was $454 million, up from $333 million a year ago. Excluding substrate sales and the impact of currency, revenue increased 42% to $313 million, versus $219 million in first quarter 2009. The increase was driven by stronger production volumes on emissions control and ride control platforms including the Ford Expedition/Navigator, the GMT900 half-ton pick-up trucks and GM crossover vehicles, partially offset by key light truck platforms in launch.
  North America aftermarket revenue rose to $151 million, compared with $136 million in first quarter 2009. Excluding currency, revenue increased to $148 million. The 9% revenue gain was driven by strong ride control sales.
  EBIT for North America operations was $36 million, up from $4 million in first quarter 2009. Adjusted for the items below, EBIT increased to $40 million from $6 million a year ago.
  The EBIT improvement was driven by higher OE production volumes, related manufacturing efficiency improvements and an increase in higher-margin aftermarket sales. EBIT included $12 million in positive currency due to the Canadian dollar and Mexican peso.
  First quarter 2010 EBIT includes $4 million in restructuring and related expenses and first quarter 2009 EBIT includes $2 million in restructuring and related expenses.

EUROPE, SOUTH AMERICA AND INDIA

  Europe OE revenue was $385 million, up from $278 million in first quarter 2009. Excluding substrate sales and the impact of currency, revenue increased 28% to $281 million from $220 million a year ago. Revenue increased due to higher production volumes on emissions control and ride control platforms including the Ford Focus, Opel Astra, VW Golf and BMW 1 and 3 Series. New ride control platform launches such as the Renault Scenic also contributed to the revenue gain but were partially offset by the continuing decline in the two-wheeler market.
  Europe aftermarket revenue was $66 million, up from $60 million a year ago. Excluding the impact of currency, revenue was $61 million. Higher ride control sales were partially offset by lower emissions control sales.
  South America and India revenue was $110 million, an increase from $68 million in first quarter 2009. Excluding substrate sales and the impact of currency, revenue rose 43% to $82 million from $59 million a year ago. The increase was driven by higher OE production volumes and aftermarket sales, primarily in South America.
  EBIT for Europe, South America and India was $12 million, versus a loss of $17 million in first quarter 2009. Adjusted for the items below, EBIT was $13 million, up from a loss of $16 million the prior year.
  The EBIT improvement was driven by stronger production volumes in all regions and related manufacturing efficiency improvements, a more favorable platform mix in Europe, and materials cost management. First quarter 2010 includes $1 million in positive currency.
  First quarters 2009 and 2010 EBIT include $1 million in restructuring and related expenses.

ASIA PACIFIC

  Asia revenue was $111 million, up from $67 million in first quarter 2009. Excluding substrate sales and the impact of currency, revenue was $85 million, a 75% year-over-year increase from $48 million. Higher production volumes in China including on key GM and VW platforms, as well as new platform launches drove the revenue gain.
  Australia revenue was $39 million, up from $25 million a year ago. Excluding substrate sales and the impact of currency, revenue was $29 million. The 26% increase over the prior year was driven by stronger production volumes.
  Asia Pacific EBIT was $11 million, versus breakeven a year ago. Stronger OE production volumes, particularly in China, and manufacturing efficiencies drove the increase. First quarter 2010 EBIT includes $1 million in negative currency.

OUTLOOK

As forecasted by Global Insight at the beginning of the year, the OE production environment in North America is strengthening, now on track to be about 10.9 million units in 2010. Projections for Europe OE production remain fairly stable at about 17.6 million units this year and China continues to expand at a rapid pace with production estimates of 15.6 million units this year.

“The industry continues to recover and customer production schedules are meeting forecasted rates, which will help drive our top-line growth as we leverage stronger OE production volumes globally and benefit from the strength of our global aftermarket,” said Sherrill. “We will continue our drive to improve profitability as we operate from a lower cost structure and maintain our relentless focus on operational excellence. This focus along with executing on our commercial vehicle launches beginning later this year are key to us taking full advantage of all our growth opportunities.”

Attachment 1

Statements of Income – 3 Months

Balance Sheets

Statements of Cash Flows – 3 Months

Attachment 2

Reconciliation of GAAP Net Income to EBITDA including noncontrolling interests – 3 Months

Reconciliation of GAAP to Non-GAAP Earnings Measures – 3 Months

Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures – 3 Months

Reconciliation of Non-GAAP Measures – Debt Net of Cash/Adjusted EBITDA including noncontrolling interests – 3 Months

Reconciliation of Non-GAAP Measures – Cash Flow from Operating Activities Pro Forma – 3 Months

Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures – Original Equipment Value-Added Revenues – 3 Months

CONFERENCE CALL

The company will host a conference call on Thursday, April 29, 2010 at 10:30 a.m. EDT. The dial-in number is 888-847-6591 (domestic) or 415-228-5024 (international). The passcode is TENNECO. The call and accompanying slides will be available on the financial section of the Tenneco web site at www.tenneco.com. A recording of the call will be available one hour following completion of the call on April 29, 2010 through May 29, 2010. To access this recording, dial 888-484-8241 (domestic) or 402-998-1379 (international). The purpose of the call is to discuss the company’s operations for the quarter, as well as other matters that may impact the company’s outlook. A copy of the press release is available on the financial and news sections of the Tenneco web site.

Tenneco is a $4.6 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.

This press release contains forward-looking statements. Words such as “may,” “expects,” “anticipate,” ”projects,” “will,” and “outlook” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:

(i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products such as recent and significant production cuts by automotive manufacturers in response to difficult economic conditions;

(ii) the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers;

(iii) increases in the costs of raw materials, including the company’s ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;

(iv) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products;

(v) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

(vi) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries;

(vii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

(viii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets at favorable rates, and the credit ratings of the company’s debt;

(ix) the cost and outcome of existing and any future legal proceedings, and the impact of changes in and compliance with laws and regulations, including environmental laws and regulations and the adoption of the current mandated timelines for worldwide emissions regulations;

(x) workforce factors such as strikes or labor interruptions;

(xi) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market;

(xii) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs;

(xiii) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;

(xiv) changes in accounting estimates and assumptions, including changes based on additional information;

( xv) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates; and

(xvi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.

The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2009.

				ATTACHMENT 1
TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
STATEMENTS OF INCOME (LOSS)
Unaudited
THREE MONTHS ENDED MARCH 31,
(Millions except per share amounts)

	2010		2009
Net sales and operating revenues	$1,316		$967

Costs and expenses
Cost of sales (exclusive of depreciation shown below)	1,073	(a)	827	(d)
Engineering, research and development	27		21
Selling, general and administrative	100		78
Depreciation and amortization of other intangibles	55	(a)	52	(d)
Total costs and expenses	1,255		978

Loss on sale of receivables	(1)	(c)	(2)
Other income (expense)	(1)		-
Total other income (expense)	(2)		(2)

Income (Loss) before interest expense, income taxes,
and noncontrolling ownership interests
North America	36	(a)	4	(d)
Europe, South America & India	12	(a)	(17)	(d)
Asia Pacific	11		-
	59		(13)
Less:
Interest expense (net of interest capitalized)	32	(c)	31
Income tax expense	15	(b)	3	(e)
Net income (loss)	12		(47)

Less: Net income attributable to noncontrolling interests	5		2
Net income (loss) attributable to Tenneco Inc.	$7		$(49)

Average common shares outstanding:
Basic	58.9		46.7
Diluted	60.8		46.7

Earnings (Loss) per share of common stock:
Basic	$0.11		$(1.05)
Diluted	$0.11		$(1.05)

(a) Includes restructuring and related charges of $5 million pre-tax, $3 million after tax or $0.06 per diluted share. Of the adjustment $4 million is recorded in cost of sales and $1 million is recorded in depreciation. Geographically, $4 million is recorded in North America and $1 million in Europe, South America and India.
(b) Includes a non-cash tax charge of $5 million or $0.08 per diluted share primarily related to the impact of not benefiting U.S. and foreign tax losses.
(c) The adoption of the new accounting guidance in Accounting Standards Codification (ASC) 860, "Accounting for Transfers of Financial Assets, an amendment to FAS No. 140" in the first quarter 2010 requires Tenneco to account for its accounts receivable securitization program in North America as secured borrowings. As a result, this impacted the statements of income by decreasing the loss on sale of receivables and increasing interest expense by the same amount.

(d) Includes restructuring and related charges of $3 million pre-tax, $2 million after tax or $0.05 per diluted share. Of the adjustment $2 million is recorded in cost of sales and $1 million is recorded in depreciation. Geographically, $2 million is recorded in North America and $1 million in Europe, South America and India.

(e) Includes tax charges of $18 million or $0.39 per diluted share primarily related to the impact of not benefiting tax losses in the U.S. and certain foreign jurisdictions.

					ATTACHMENT 1
TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEETS
(Unaudited)
(Millions)

		March 31, 2010			December 31, 2009

Assets

	Cash and cash equivalents	$193			$167

	Receivables, net	779	(a	),(c)	596	(a)

	Inventories	465			428

	Other current assets	206			202

	Investments and other assets	328			338

	Plant, property, and equipment, net	1,063			1,110

	Total assets	$3,034			$2,841

Liabilities and Shareholders' Equity

	Short-term debt	$202	(c)		$75

	Accounts payable	874			766

	Accrued taxes	41			36

	Accrued interest	31			22

	Other current liabilities	292			302

	Long-term debt	1,137	(b)		1,145	(b)

	Deferred income taxes	60			66

	Deferred credits and other liabilities	411			411

	Redeemable noncontrolling interests	9			7

	Tenneco Inc. shareholders' equity	(54)			(21)

	Noncontrolling interests	31			32

	Total liabilities and shareholders' equity	$3,034			$2,841

		March 31, 2010			December 31, 2009
(a)	Accounts Receivables net of:
	Accounts receivables securitization programs	$97			$137

		March 31, 2010			December 31, 2009
(b)	Long term debt composed of:
	Borrowings against revolving credit facilities	$-			$-
	Term loan A (Due 2012)	128			133
	10.25% senior notes (Due 2013)	249			249
	8.625% subordinated notes (Due 2014)	500			500
	8.125% senior notes (Due 2015)	250			250
	Other long term debt	10			13

		$1,137			$1,145

(c) An accounting rule change in the first quarter 2010 requires Tenneco to account for its accounts receivable securitization program in North America as secured borrowings. As a result, this change increased receivables and short-term debt on the balance sheet.

			ATTACHMENT 1
Tenneco Inc. and Consolidated Subsidiaries
Statements of Cash Flows
(Unaudited)
(Millions)

	Three Months Ended
	March 31,
	2010		2009

Operating activities:
Net income (loss)	$12		$(47)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities -
Depreciation and amortization of other intangibles	55		52
Stock-based compensation	3		2
Deferred income taxes	(3)		1
Loss on sale of assets	2		2
Changes in components of working capital-
(Inc.)/dec. in receivables	(191)	(a)	(54)
(Inc.)/dec. in inventories	(44)		34
(Inc.)/dec. in prepayments and other current assets	(7)		(1)
Inc./(dec.) in payables	120		(74)
Inc./(dec.) in taxes accrued	7		(3)
Inc./(dec.) in interest accrued	9		10
Inc./(dec.) in other current liabilities	(6)		(3)
Changes in long-term assets	(1)		2
Changes in long-term liabilities	(11)		(5)
Other	(2)		3
Net cash used by operating activities	(57)		(81)

Investing activities:
Proceeds from sale of assets	1		2
Cash payments for plant, property & equipment	(38)		(36)
Cash payments for software-related intangibles	(2)		(2)
Acquisition of business, net of cash acquired	-		1
Investments and other	1		-
Net cash used by investing activities	(38)		(35)

Financing activities:
Issuance of long-term debt	-		2
Debt issuance costs on long-term debt	-		(8)
Retirement of long-term debt	(8)		(1)
Net inc./(dec.) in bank overdrafts	(1)		(13)
Net inc./(dec.) in revolver borrowings and short-term debt excluding current maturities on long-term debt and short-term borrowings secured by accounts receivable	2		137
Net inc./(dec.) in short-term borrowings secured by accounts receivable	126	(a)	-
Distribution to noncontrolling interest partners	(1)		-
Net cash provided by financing activities	118		117

Effect of foreign exchange rate changes on cash and cash equivalents	3		(14)

Increase (Decrease) in cash and cash equivalents	26		(13)
Cash and cash equivalents, January 1	167		126
Cash and cash equivalents, March 31	$193		$113

Cash paid during the period for interest	$22		$22
Cash paid during the period for income taxes (net of refunds)	8		4

Non-cash Investing and Financing Activities
Period ended balance of payables for plant, property, and equipment	$16		$17

(a) An accounting rule change in the first quarter 2010 requires Tenneco to account for its accounts receivable securitization program in North America as secured borrowings. As a result, changes in funding from the North America accounts receivable securitization program are included in net cash provided by financing activities on the statement of cash flows and were previously reflected in net cash used by operating activities.

			ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA INCLUDING NONCONTROLLING INTERESTS (2)
Unaudited

	Q1 2010
	North	Europe,	Asia
	America	SA & India	Pacific	Total
Net income attributable to Tenneco Inc.				$ 7

Net income attributable to noncontrolling interests				5

Net income				12

Income tax expense				15

Interest expense (net of interest capitalized)				32

EBIT, Income before interest expense, income taxes and noncontrolling ownership interests (GAAP measure)	$ 36	$ 12	$ 11	59

Depreciation and amortization of other intangibles	28	22	5	55

Total EBITDA including noncontrolling interests (2)	$ 64	$ 34	$ 16	$ 114

	Q1 2009
	North	Europe,	Asia
	America	SA & India	Pacific	Total
Net loss attributable to Tenneco Inc.				$ (49)

Net income attributable to noncontrolling interests				2

Net loss				(47)

Income tax expense				3

Interest expense (net of interest capitalized)				31

EBIT, Income before interest expense, income taxes and noncontrolling ownership interests (GAAP measure)	$ 4	$ (17)	$ -	(13)

Depreciation and amortization of other intangibles	28	20	4	52

Total EBITDA including noncontrolling interests (2)	$ 32	$ 3	$ 4	$ 39

(1) Generally Accepted Accounting Principles

(2) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization.  EBITDA including noncontrolling interests is not a calculation based upon generally accepted accounting principles.  The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data.  In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income (loss) attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance.  In addition, Tenneco believes its investors utilize and analyze our EBITDA including noncontrolling interests for similar purposes.  Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors.  However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
Unaudited

	Q1 2010				Q1 2009
	EBITDA (3)	EBIT	Net income attributable to Tenneco Inc.	Per Share	EBITDA (3)	EBIT	Net loss attributable to Tenneco Inc.	Per Share
Earnings Measures	$114	$59	$7	$0.11	$39	$(13)	$(49)	$(1.05)

Adjustments (reflect non-GAAP measures):
Restructuring and related expenses	4	5	3	0.06	2	3	2	0.05
Net tax adjustments	-	-	5	0.08	-	-	18	0.39

Non-GAAP earnings measures	$118	$64	$15	$0.25	$41	$(10)	$(29)	$(0.61)

					Q1 2010
					North	Europe,	Asia
					America	SA & India	Pacific	Total
EBIT					$36	$12	$11	$59
Restructuring and related expenses					4	1	-	5

Adjusted EBIT					$40	$13	$11	$64

					Q1 2009
					North	Europe,	Asia
					America	SA & India	Pacific	Total
EBIT					$4	(17)	$-	$(13)
Restructuring and related expenses					2	1	-	3

Adjusted EBIT					$6	$(16)	$-	$(10)

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the first quarters of 2010 and 2009 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company and other items impacting comparability between the periods.  Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.  Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business.  The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization.  EBITDA including noncontrolling interests is not a calculation based upon generally accepted accounting principles.  The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data.  In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income (loss) attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance.  In addition, Tenneco believes its investors utilize and analyze our EBITDA including noncontrolling interests for similar purposes.  Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors.  However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

				ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP (1) REVENUE TO NON-GAAP REVENUE MEASURES (2)
Unaudited

	Q1 2010
				Substrate	Revenues
				Sales	Excluding
			Revenues	Excluding	Currency
		Currency	Excluding	Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$128	$4	$124	$-	$124
Exhaust	326	2	324	135	189
Total North America Original Equipment	454	6	448	135	313

North America Aftermarket
Ride Control	113	2	111	-	111
Exhaust	38	1	37	-	37
Total North America Aftermarket	151	3	148	-	148

Total North America	605	9	596	135	461

Europe Original Equipment
Ride Control	116	5	111	-	111
Exhaust	269	17	252	82	170
Total Europe Original Equipment	385	22	363	82	281

Europe Aftermarket
Ride Control	39	3	36	-	36
Exhaust	27	2	25	-	25
Total Europe Aftermarket	66	5	61	-	61

South America & India	110	15	95	13	82

Total Europe, South America & India	561	42	519	95	424

Asia	111	1	110	25	85

Australia	39	9	30	1	29

Total Asia Pacific	150	10	140	26	114

Total Tenneco Inc.	$1,316	$61	$1,255	$256	$999

	Q1 2009
				Substrate	Revenues
				Sales	Excluding
			Revenues	Excluding	Currency
		Currency	Excluding	Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$86	$-	$86	$-	$86
Exhaust	247	-	247	114	133
Total North America Original Equipment	333	-	333	114	219

North America Aftermarket
Ride Control	99	-	99	-	99
Exhaust	37	-	37	-	37
Total North America Aftermarket	136	-	136	-	136

Total North America	469	-	469	114	355

Europe Original Equipment
Ride Control	91	-	91	-	91
Exhaust	187	-	187	58	129
Total Europe Original Equipment	278	-	278	58	220

Europe Aftermarket
Ride Control	31	-	31	-	31
Exhaust	29	-	29	-	29
Total Europe Aftermarket	60	-	60	-	60

South America & India	68	-	68	9	59

Total Europe, South America & India	406	-	406	67	339

Asia	67	-	67	19	48

Australia	25	-	25	2	23

Total Asia Pacific	92	-	92	21	71

Total Tenneco Inc.	$967	$-	$967	$202	$765

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

					ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF NON-GAAP MEASURES
Debt net of cash / Adjusted EBITDA including noncontrolling interests - 3 months
Unaudited

		Three Months Ended March 31,

		2010		2009

Total debt		$1,339		$1,587

Cash and cash equivalents		193		113

Debt net of cash balances (1)		1,146		1,474

A/R Secured Borrowings (pro forma for accounting change) (1)		-		62

Debt net of cash balances (pro forma for accounting change) (1)		1,146		1,536

		Three Months Ended March 31,
		2010		2009

Debt net of cash balances (1)		$1,146		$1,474

Adjusted EBITDA including noncontrolling interests (2) (3)		412		323

Ratio of debt net of cash balances to adjusted EBITDA including noncontrolling interests (4)		2.8x		4.6x

	Q2 09	Q3 09	Q4 09	Q1 10	Q1 10 LTM

Net income (loss) attributable to Tenneco Inc.	(33)	(8)	17	7	(17)

Net income attributable to noncontrolling interests	4	4	9	5	22

Income tax expense (benefit)	11	4	(5)	15	25

Interest expense (net of interest capitalized)	35	35	32	32	134

EBIT, Income before interest expense, income taxes and noncontrolling ownership interests (GAAP measure)	17	35	53	59	164

Depreciation and amortization of other intangibles	55	55	59	55	224

Total EBITDA including noncontrolling interests (2)	72	90	112	114	388

Restructuring and related expenses	2	11	2	4	19

Environmental reserve (5)	5	-	-	-	5

Total Adjusted EBITDA including noncontrolling interest (3)	79	101	114	118	412

	Q2 08	Q3 08	Q4 08	Q1 09	Q1 09 LTM

Net income (loss) attributable to Tenneco Inc.	13	(136)	(298)	(49)	(470)

Net income attributable to noncontrolling interests	2	3	2	2	9

Income tax expense	27	131	126	3	287

interest expense (net of interest capitalized)	33	30	25	31	119

EBIT, Income before interest expense, income taxes and noncontrolling ownership interests (GAAP measure)	75	28	(145)	(13)	(55)

Depreciation and amortization of other intangibles	57	56	54	52	219

Total EBITDA including noncontrolling interests (2)	132	84	(91)	39	164

Restructuring and related expenses	6	6	24	2	38

New aftermarket customer changeover costs (6)	7	-	-	-	7

Goodwill impairment charge	-	-	114	-	114

Total Adjusted EBITDA including noncontrolling interest (3)	145	90	47	41	323

(1) Tenneco presents debt net of cash balances because management believes it is a useful measure of Tenneco's credit position and progress toward reducing leverage. The comparison between periods is impacted by a change in accounting that became effective for the first quarter 2010, requiring Tenneco to account for its North America accounts receivable securitization programs as secured borrowings rather than as sales of accounts receivable. Tenneco presents, for 2009, what accounts receivable secured borrowings and debt net of cash balances would have been on a pro forma basis had the accounting change been in effect during 2009. Tenneco believes this presentation helps facilitate comparison between periods. The calculations are limited in that the company may not always be able to use cash to repay debt on a dollar-for- dollar basis.

(2) EBITDA including noncontrolling interests represents income before interest expense, income taxes, noncontrolling interests and depreciation and amortization.  EBITDA including noncontrolling interests is not a calculation based upon generally accepted accounting principles.  The amounts included in the EBITDA including noncontrolling interests calculation, however, are derived from amounts included in the historical statements of income data.  In addition, EBITDA including noncontrolling interests should not be considered as an alternative to net income (loss) attributable to Tenneco Inc. or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Tenneco has presented EBITDA including noncontrolling interests because it regularly reviews EBITDA including noncontrolling interests as a measure of the company's performance.  In addition, Tenneco believes its investors utilize and analyze our EBITDA including noncontrolling interests for similar purposes.  Tenneco also believes EBITDA including noncontrolling interests assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors.  However, the EBITDA including noncontrolling interests measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) Adjusted EBITDA including noncontrolling interests is presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long term benefit of the company and other items impacting comparability between the periods. Similar adjustments to EBITDA including noncontrolling interests have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(4) Tenneco presents the above reconciliation of the ratio of debt net of cash to annual adjusted EBITDA including noncontrolling interests to show trends that investors may find useful in understanding the company's ability to service its debt. For purposes of this calculation, annual adjusted EBITDA including noncontrolling interests is used as an indicator of the company's performance and debt net of cash is presented as an indicator of our credit position and progress toward reducing our financial leverage. This reconciliation is provided as supplemental information and not intended to replace the company's existing covenant ratios or any other financial measures that investors may find useful in describing the company's financial position. See notes (1), (2) and (3) for a description of the limitations of using debt net of cash, EBITDA including noncontrolling interests and adjusted EBITDA including noncontrolling interests.

(5) Represents a charge related to environmental liabilities of a company Tenneco acquired in 1996, at locations never operated by Tenneco, and for which that acquired company had been indemnified by Mark IV Industries, which declared bankruptcy in the second quarter 2009.

(6) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above those changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the quarter in which they were incurred.

		ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF NON-GAAP MEASURES
Cash Flow from operating activities Pro Forma - 3 months
Unaudited

	Three Months Ended March 31,

	2010	2009

Net cash used by operating activities	$(57)	$(81)

Receivables adjustment (pro forma for acounting change) (1)	-	(62)

Net Cash used by operating activities (pro forma for accounting change) (1)	(57)	(143)

(1) An accounting change which became effective for the first quarter 2010 affects the comparison of net cash used by operating activities between periods. The accounting change requires Tenneco to account for its North America accounts receivable securitization programs as secured borrowings rather than as sales of accounts receivable. Tenneco presents, for 2009, what net cash used by operating activities would have been on a pro forma basis had the accounting change been in effect during 2009. Tenneco believes this presentation helps facilitate comparison between periods.

		ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP (1) REVENUE TO NON-GAAP REVENUE MEASURES (2)
Original Equipment Value-added Revenues - 3 months
Unaudited

	Three Months Ended March 31,

	2010	2009

Net sales and operating revenues	$1,316	$967

Less: Aftermarket revenues	257	223

Original equipment revenues	1,059	744

Less: Substrate sales	261	202

Original equipment value-added revenues	$798	$542

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of revenues in order to reflect OE value-added revenues. Substrate sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact.

CONTACT:
Tenneco Inc.
Jane Ostrander
Media inquiries
847 482-5607
jostrander@tenneco.com
or
Linae Golla
Investor inquiries
847 482-5162
lgolla@tenneco.com